UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 18, 2023

Canopy Growth Corporation

(Exact name of registrant as specified in its charter)

Canada	001-38496	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Hershey Drive Smiths Falls, Ontario	K7A 0A8
(Address of principal executive officers)	(Zip Code)

(855) 558-9333

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	CGC	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On September 18, 2023, Canopy Growth Corporation (the “Company”), entered into Subscription Agreements (collectively, the “Subscription Agreements”) with certain institutional investors (collectively, the “Investors”) pursuant to which the Company agreed sell to the Investors up to an aggregate of $50,000,000 of securities of the Company in a private placement (the “Private Placement”) of units (the “Units”). Each Unit consists of one common share of the Company (a “Common Share”) and one warrant exercisable for one Common Share (a “Warrant”).

Pursuant to the Subscription Agreements, the Company agreed to issue to the Investors 22,929,468 Units for aggregate gross proceeds of $25,000,000 (the “Initial Closing”). In addition, the Company granted the Investors an over-allotment option to purchase up to an additional 22,929,468 Units for aggregate proceeds of up to $25,000,000, which may be exercised at the Investors’ option within 45 days of the date of the Subscription Agreement (the “Over-Allotment Option”). The purchase price per Unit was $1.09.

The Private Placement (exclusive of the Over-Allotment Option, if exercised) is expected to close on or about September 19, 2023 (the “Initial Closing Date”), subject to customary closing conditions. After the payment of the fees payable to the Placement Agents (as defined below) and estimated offering expenses payable by the Company in connection with the Private Placement, the Company expects to receive net proceeds of approximately $23 million (approximately $47 million assuming full exercise of the Over-Allotment Option). The Company intends to use the net proceeds from the Private Placement for general corporate purposes.

Each Warrant entitles the holder, for a period of five years from the date of issuance, to purchase one Common Share at an exercise price of $1.35 per Common Share.

The Subscription Agreements include standard representations, warranties and covenants of the Company and the Investors, including certain restrictions on future issuances of Common Shares.

In connection with the Private Placement, the Company will enter into a registration rights agreement (the “Registration Rights Agreement”) with the Investors on the Initial Closing Date, pursuant to which the Company will agree to file a registration statement with the Securities and Exchange Commission (the “SEC”) to register for resale the Common Shares underlying the Units and the Common Shares issuable upon exercise of the Warrants issued in connection with the Private Placement within two trading days of the Initial Closing Date, with such registration statement to be declared effective by the SEC within five trading days after the SEC staff informs the Company that it will not review such registration or, if such registration statement is subject to full review by the SEC, within 60 calendar days after the initial filing date of such registration statement. If the Over-Allotment Option is exercised, the Company will enter into a registration rights agreement in substantially the same form as the Registration Rights Agreement to register for resale the Common Shares underlying the Units and the Common Shares issuable upon exercise of the Warrants issued in connection with the Over-Allotment Option.

ATB Capital Markets Inc. and A.G.P./Alliance Global Partners acted as placement agents (together, the “Placement Agents”) for the Private Placement.

The foregoing descriptions of the Warrants, the Subscription Agreement and the Registration Rights Agreement do not purport to be complete and are qualified by reference to the full text of such agreements, which are attached to this Current Report on Form 8-K (“Current Report”) as Exhibits 4.1, 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosures set forth in Item 1.01 above and the first paragraph of Item 8.01 below related to the Private Placement are incorporated by reference into this Item 3.02. The issuance of the Common Shares and the Warrants underlying the Units and the Common Shares underlying the Warrants are being made in reliance on the exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 8.01 Other Events.

In connection with the Private Placement, the Company entered into an engagement letter with the Placement Agents (the “Engagement Letter”), pursuant to which the Company agreed to pay the Placement Agents a cash fee equal to 5.0% of the gross proceeds received by the Company in the Private Placement, in addition to the reimbursement for reasonable expenses, including fees and disbursements of the Placement Agents’ Canadian and US legal counsels (up to a maximum aggregate amount of US$200,000 exclusive of taxes and disbursements). The Engagement Letter contains customary representations, warranties, terms and conditions, including for indemnification of the Placement Agents by the Company.

On September 18, 2023, the Company issued a press release announcing the Private Placement. A copy of the press release is attached to this Current Report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit
4.1	Form of Warrant.
10.1*	Form of Subscription Agreement, dated September 18, 2023.
10.2*	Form of Registration Rights Agreement.
99.1	Press Release, dated September 18, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANOPY GROWTH CORPORATION

Dated: September 18, 2023	By:	/s/ Judy Hong
Judy Hong
Chief Financial Officer